United States

Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2021

Alerus Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39036	45-0375407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Demers Avenue

Grand Forks, North Dakota 58201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (701) 795-3200

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	ALRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Current President and Chief Executive Officer

On September 20, 2021, Alerus Financial Corporation (the “Company”) announced that, effective on January 1, 2022, Randy L. Newman will retire from his roles as President and Chief Executive Officer of the Company. Beginning on January 1, 2022, Mr. Newman will serve as Executive Chairman of the Company until the 2022 annual meeting of stockholders, and thereafter, Mr. Newman intends to continue to serve as a director of the Company, subject to the Company’s nominating policies and procedures and election by the Company’s stockholders.

Appointment of New President and Chief Executive Officer

Upon Mr. Newman’s retirement on January 1, 2022, Katie A. Lorenson, will become the new President and Chief Executive Officer of the Company. She will also become a director of the Company, effective on January 1, 2022. Ms. Lorenson, age 41, currently serves as Executive Vice President and Chief Financial Officer of the Company, and she will serve in these capacities until January 1, 2022. Ms. Lorenson is a seasoned executive with extensive experience overseeing financial service organizations. Before joining the Company in 2017, she served as Chief Financial Officer for a publicly traded, regional financial institution from 2015 to 2017 and as Chief Financial Officer for a large, privately held financial institution from 2011 to 2015. Prior to these roles, Ms. Lorenson served as Manager on the Financial Institutions Team for RSM US LLP.

Effective as of January 1, 2022, Ms. Lorenson’s annual base salary will be $550,000. In addition, at the same time as the Company makes awards to other senior executives, Ms. Lorenson will be eligible for an annual bonus, based on 2022 performance, with a target level of 50% of her annual base salary and an initial long-term incentive award, for the performance period commencing January 1, 2022, with a target level of 50% of her annual base salary.

The Company has engaged an executive search firm to identify and evaluate potential successors to the Chief Financial Officer position. Both internal and external candidates will be considered, and Ms. Lorenson will work with the search firm to ensure the successful identification of a successor Chief Financial Officer.

There are no arrangements or understandings between Ms. Lorenson and any other person pursuant to which she was selected as President and Chief Executive Officer of the Company. Ms. Lorenson has engaged in ordinary banking transactions with the Company’s subsidiary bank, Alerus Financial, National Association (the “Bank”), in the past, including loans that were made in the ordinary course of business, which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. There are no family relationships between Ms. Lorenson and any director or executive officer of the Company.

Appointment of New Director

On September 14, 2021, the Board of Directors of the Company (the “Board”) increased the number of directors constituting the entire Board from seven to eight directors, effective on January 1, 2022, and, upon the recommendation of the Company’s Nominating and Corporate Governance Committee, appointed Katie Lorenson as a director to fill the vacancy created by this increase. Ms. Lorenson’s initial term will expire at the 2022 annual stockholder meeting.

As an employee director of the Company, Ms. Lorenson will not participate in the Company’s non-employee director compensation program and will not receive any additional compensation as a director. There are no arrangements or understandings between Ms. Lorenson and any other person pursuant to which she was selected as a director.

Item 8.01	Other Events.

On September 20, 2021, the Company issued a press release announcing Mr. Newman’s retirement and Ms. Lorenson’s appointment, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Alerus Financial Corporation, dated September 20, 2021

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2021	Alerus Financial Corporation

	By:	/s/ Randy L. Newman
	Name:	Randy L. Newman
	Title:	Chairman, Chief Executive Officer and President